EXHIBIT 99.1

PRESS RELEASE

Contact:	Investors/Media:
Symmetry Medical Inc.	The Ruth Group
Fred L. Hite	Zack Kubow/Lisa Cook
Senior Vice President	(646) 536-7020/7012
Chief Financial Officer	zkubow@theruthgroup.com
(574) 371-2218	lcook@theruthgroup.com

Symmetry Medical Closes Acquisition of Surgical Instruments Business of Codman & Shurtleff

Diversifies Revenue Base and Enhances Gross Margin
Provides 2012 Revenue Guidance

Warsaw, Indiana, December 29, 2011 – Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced today that it has closed the previously announced acquisition of the surgical instruments business of Codman & Shurtleff, Inc. (“Codman”), a Johnson & Johnson company.

Beginning in the first quarter 2012, Symmetry will integrate Codman’s line of surgical instruments with the Company’s current hospital direct business, Specialty Surgical Instrumentation (“SSi”). The combined hospital direct general surgical instruments business will be re-named Symmetry Surgical and is expected to have more than $100 million in annual sales.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, said, “Symmetry Surgical provides several strategic benefits for our overall business, including increased revenue diversification, enhanced gross margin, a strategic instruments procurement capability in Tuttlingen, Germany, a strengthened intellectual property portfolio, and innovation driven by access to broader hospital market intelligence in additional surgical specialties. Our resulting offering will be one of the broadest and most respected product portfolios in the $1 billion market for general surgical instruments. This positions us well to continue growing our US market share in the hospital direct business, as well as building on the strong international presence established abroad by the brands acquired from Codman.”

Mr. Sullivan continued, “I would like to welcome our new teammates and business partners around the world. All of us at Symmetry look forward to working with you to drive growth in the business as a trusted source of innovative medical device solutions.”

Financial Guidance
The following forward-looking estimates regarding 2012 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2012, including the acquisition of the surgical instruments business of Codman, the Company expects revenue to be in the range of $410 million to $425 million. As previously stated, the acquisition is expected to be breakeven on a GAAP EPS basis in 2012 and significantly accretive on a non-GAAP EPS excluding amortization basis. The Company expects to provide full year 2012 GAAP EPS as well as non-GAAP EPS excluding amortization guidance in conjunction with the release of its financial results for the fourth quarter 2011.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.